Exhibit 23(i)

CONSENT OF INDEPENDENT AUDITORS’

To the Board of Directors of
Massachusetts Mutual Life Insurance Company

         We consent to the inclusion in this Post-Effective Amendment No. 6 to Registration Statement No. 33-84802 of Massachusetts Mutual Life Insurance Company on Form S-2 of our report dated February 1, 2000, on our audit of the statutory financial statements of Massachusetts Mutual Life Insurance Company as of December 31, 1999 and for the year then ended, which includes explanatory paragraphs relating to the use of statutory accounting practices which differ from generally accepted accounting principles. We also consent to the reference to our Firm under the caption “Experts” appearing in the prospectus.

Deloitte & Touche LLP

Hartford, Connecticut
March 30, 2000